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                                                                  Exhibit 99.10

       CONSENT OF ERNST & YOUNG LLP INDEPENDENT REGISTERED PUBLIC
                            ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" and to the use of our report on the financial statements of Symetra Resource Variable Account B, dated January 30, 2004 (except Note 7, as to which the date is March 15, 2004) and our report on the consolidated financial statements of Symetra Life Insurance Company and Subsidiaries, dated January 26, 2004 (except Note 16, as to which the date is March 15, 2004) in Post-Effective Amendment No. 13 to the Registration Statement (Form N-4, No. 33-69600) and the related Prospectus of Symetra Resource Variable Account B, dated December 1, 2004.

                                                          /s/Ernst & Young LLP

Seattle, Washington
November 29, 2004